Exhibit (a)(5)(D)

Jacada Announces Preliminary Results of Tender Offer

Atlanta, September 16, 2008, Jacada Ltd. (Nasdaq: JCDA) a leading provider of unified desktop and process optimization solutions for customer service operations, announced today the preliminary results of its previously announced modified Dutch Auction tender offer, which expired at 5:00 p.m. Eastern time, on Monday, September 15, 2008.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by American Stock Transfer & Trust Company and Clal Finance Batucha Investment Management Ltd., the depositaries for the tender offer, the Company expects to purchase approximately 3,797,929 of its ordinary shares at a price of $4.00 per share, for a total cost of approximately $15,191,716 (excluding fees and expenses relating to the tender offer).

Shareholders who tendered their shares by delivering a notice of guaranteed delivery prior to the expiration of the tender offer must deliver the related shares and required documents to the depositary within three business days of their execution of the notice of guaranteed delivery.

The number of shares the Company expects to purchase in the tender offer represents approximately 18.20% of its outstanding ordinary shares as of August 13, 2008, the last full trading day prior to the commencement of the tender offer. As a result of the consummation of the tender offer, the Company expects that approximately 17,060,169 ordinary shares will be outstanding immediately following payment for the shares purchased in the tender offer.

The number of shares to be purchased under the tender offer is preliminary. Final results will be determined following the expiration of the guaranteed delivery period subject to confirmation by the U.S. depositary of the proper delivery of the shares validly tendered and not validly withdrawn. The actual number of shares to be purchased and the total purchase price will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will commence promptly thereafter.

MacKenzie Partners, Inc. is acting as the information agent for the tender offer. Questions and requests for information about the tender offer should be directed to MacKenzie Partners, Inc., at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885.

About Jacada

Jacada is a leading global provider of unified service desktop and process optimization solutions that simplify and automate customer service processes. By bridging disconnected systems into a single, intelligent workspace, Jacada solutions create greater operational efficiency and increase agent and customer satisfaction. Founded in 1990, Jacada operates globally with offices in Atlanta, Georgia; Herzliya, Israel; London, England; and Munich, Germany. Jacada can be reached at www.jacada.com.

Forward-Looking Statements

This news release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” and similar expressions or variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of the future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the performance and continued acceptance of our products, general economic conditions and other Risk Factors specifically identified in our reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made. Jacada is a trademark of Jacada Inc. All other brands or product names are trademarks of their respective owners.

Jacada is a trademark of Jacada Ltd. All other brands or product names are trademarks of their respective owners.

CONTACT:

Tzvia Broida

Chief Financial Officer

Jacada

972 9 9525927

Tzvia@jacada.com

or

Peter Seltzberg

Hayden Communications

(646) 415-8972

peter@haydenir.com